Exhibit 10.2

Allied Nevada Gold Corp.
9790 Gateway Drive
Reno, Nevada 89521
Phone : (775) 358-4455 Facsimile (775) 358-4458

Mr. Stephen M. Jones

3066 Hickory Ride Circle

Bryan, TX 77807

February 6, 2012

Dear Steve

On behalf of Allied Nevada Gold Corp. (the “Company”). I am pleased to offer you employment as the Executive Vice President Financial Services and Business Development, Allied Nevada Gold Corp. In the capacity of EVP Financial Services and Business Development you will report to directly to myself, Scott Caldwell, President and Chief Executive Officer, Allied Nevada Gold Corp. As a key member of the Executive Team you will also work closely with the Vice President of Technical Services, the Vice President of Exploration, and the Vice President Mine Support Services, as well as other personnel associated with the Operations and the Corporate Office. This letter is intended to summarize the terms of your employment.

You will be an “at-will” employee, which means that either you or the Company may end the employment relationship at any time for any reason or no reason at all. This offer letter does not constitute, and is not intended to be, a contract of employment or promise to pay any amounts described herein.

Upon starting your employment for Allied Nevada Gold you and I will finalize your position description, and develop your short and long term goals and objectives. As you know Allied Nevada Gold Company is a start-up company. As a key member of the Executive Team you may be required to assume additional duties not necessarily associated with this position.

Your base salary will be US$14,583.33 less appropriate withholdings on a biweekly basis in accordance with the Company’s standard payroll policies, which is based on an annualized rate of US$350,000.00. Additionally, the position is one which will be eligible to be considered for an annual cash performance based award of up to 50% of base salary. You will also be eligible with approval from the Board of Directors, to participation in the company executive equity program annually. Finally subject to approval of the Board of Directors you will receive 30,000 PSUs Performance Share Units to vest equally over a 3 year period of time upon joining the company.

You will be eligible to participate in benefits plans and policies generally available to employees of the Company, including vacation, health, dental and disability insurance. Policies applicable to other employees of the Company will also be applicable to you. You will be eligible for four weeks’ vacation per year. Also you are eligible for relocation assistance under the company policy.

In addition you will receive an employment contract subject to the same terms and conditions as provided in the other peer executive contracts. Generally it will provide for IX base compensation plus appropriate benefits in a not for cause separation and a 2X base compensation plus appropriate benefits in a Change of Control separation.

Steve, I am very excited about your interest and potential employment with Allied Nevada Gold. As a key member of the Executive Team, I am confident that you will help us achieve our goal of becoming the next growth company in the gold mining industry.

Sincerely,

/s/ Scott A. Caldwell

Scott A Caldwell
President and Chief Executive Officer
9790 Gateway Drive Suite 200
Reno NV 89521
USA

Accepted:

/s/ Stephen M. Jones	2/7/02
Stephen M. Jones	Date

Expected Start Date	March 5